Exhibit 99.3

Schedule A - Additional Statements Required by Rule 17g-1(g)(1)

The below chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees. The premium on the joint insured bond has been paid through March 15, 2024.

FIDELITY BOND PREMIUM AMOUNT 2023

Fund Name	Identifier	Average Net Assets as of 01/31/23	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$885,024,073.46	29.83%	$4,184
Brookfield Global Listed Infrastructure Fund	BGL	239,266,102.25	8.06%	1,131
Brookfield Global Listed Real Estate Fund	BLR	460,007,092.41	15.50%	2,174
Brookfield Real Assets Securities Fund	RAS	51,328,112.51	1.73%	243
Brookfield Global Renewables & Sustainable Infrastructure Fund	GRSI	17,983,978.07	0.61%	85
Oaktree Diversified Income Fund Inc.	ODIF	154,706,931.83	5.21%	731
Oaktree Emerging Markets Equity Fund	EME	134,939,078.90	4.55%	638
Center Coast Brookfield Midstream Focus Fund	CCC	918,171,718.34	30.95%	4,340
Center Coast Brookfield MLP & Energy Infrastructure Fund	CEN	105,407,679.33	3.55%	498
Total		$2,966,834,767.09	100.00%	$14,024